Exhibit 99.1

Northern California Bancorp, Inc.

Reports Record Earnings for 2006

On March 8, 2007, Charles T. Chrietzberg, Jr, Chairman, President & CEO of Northern California Bancorp, Inc. reported net income for the twelve months ended December 31, 2006 was $3,837,200 as compared with $1,929,300 in 2005, an increase of 98.9%

Basic earnings per share for 2006 were $2.31 compared with $1.20 in 2005, a 93.6% increase.  Diluted earnings per share for 2006 were $1.99 compared with $1.00.in 2005, a 98.7% increase.

Net interest income totaled $8,563,000 for 2006 compared with $7,019,200 in 2005, an increase of 22.0%.  Net interest spread for 2006 was 4.8% compared with 4.7% in 2005.  Net interest margin for 2006 was 5.6% compared with 5.1% in 2005.

The increase was due to average earning assets increasing $16,900,400 while interest bearing liabilities increased $7,861,100.   The average rate earned increased 115 basis points; partially offset by the average rate paid increasing 100 basis points.

The provision for loan loss was $410,000 for the year 2006 and $150,000 for the same period in 2005.

Net charge-offs were $101,600 for 2006 and 12,000 for the same period in 2005.

The Bank had $154,900 in nonperforming assets on December 31, 2006 compared with no nonperforming assets at December 31, 2005.

Non interest income was $7,177,200 in 2006 compared with $4,362,000 in 2005, an increase of 64.5%.  The increase of $2,815,200 resulted from a gain of $1,313,400 on the sale of the Bank’s investment in Pacific Coast Bankers’ Bank, increase in other income of $1,819,900, decreases of $301,700 in income from sales and servicing of Small Business Administration loans and $16,400 in service charges on deposit accounts.  The increase in other income was due primarily to a $50,000 mark-to-market gain on trading assets compared with a $427,300 mark to market loss in 2005, and increases of $1,099,800 in fee income from credit card programs, $271,700 in merchant discount fees and $29,800 from stored value card programs, while commercial banking origination fees decreased $287,200.  The increase in fee income from credit card programs included one time transfer fees totaling $381,700 resulting from the transfer of approximately 87,000 accounts out of the portfolio.

Other general and administrative expense was $8,626,800 for 2006 compared with $7,812,200 in 2005, and increase of 17.8%.  The increase was due primarily to a $572,000 increase in salary and benefits expense.

The Bank’s efficiency ratio improved to 58.1% in 2006 from 61.9% in 2005.

Mr. Chrietzberg stated, “We are very pleased with the Company’s 2006 earnings setting an all time record, as the Bank continued its trend of strong growth in both total assets $27,924,800 and net income $1,907,900.”

Northern California Bancorp, Inc. is a bank holding company with $190.6 million in assets.  Monterey County Bank, its principal subsidiary is a state chartered bank headquartered in Monterey, CA founded in 1976.

          FORWARD-LOOKING STATEMENTS This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses.  Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

Northern California Bancorp, Inc.

Consolidated Balance Sheet

(Unaudited)

	DECEMBER 31	DECEMBER 31
	2006	2005
ASSETS:
Cash and due from banks	$4,979,200	$5,830,600
Federal funds sold	17,455,000	18,300,000
Total cash and cash equivalents	22,434,200	24,130,600
Trading assets	1,762,300	1,027,500
Time deposits financial institutions	1,000,000	1,000,000
Investment securities available for sale at fair value (amortized cost $15,364,500 in 2006: $11,201,800 in 2005)	15,285,900	11,065,300
Investment securities, held to maturity, at cost (fair value approximates $7,281,000 in 2006; $7,161,900 in 2005)	7,012,300	7,025,000
Other investments	1,966,800	2,020,500
Loans held for sale	1,182,100	5,315,000
Loans	130,626,900	103,370,200
Allowance for possible loan losses	(1,408,800)	(1,100,700)
Deferred origination fees	(350,500)	(284,500)
Loans, net	128,867,600	101,985,000
Bank premises and equipment, net	4,613,000	4,362,300
Cash surrender value of life insurance	3,671,000	2,466,700
Interest receivable and other assets	2,774,700	2,247,200
Total Assets	190,569,900	162,645,100

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Total deposits	131,627,700	118,120,100
Federal Home Loan Bank borrowed funds	34,750,000	24,750,000
Junior subordinated debt securities	8,248,000	8,248,000
Interest payable and other liabilities	3,542,300	2,596,100
Total Liabilities	178,168,000	153,714,200

Shareholders’ Equity:
Common Stock - No Par Value
Authorized: 2,500,000 in 2006 and 2005 Outstanding:1,721,715 in 2006 and 1,631,439 in 2005	5,059,700	4,771,800
Retained earnings	7,363,100	4,128,600
Accumulated other comprehensive income (Loss)	(20,900)	30,500
Total shareholders’ equity	12,401,900	8,930,900
Total liabilities & shareholders’ equity	$190,569,900	$162,645,100

Northern California Bancorp, Inc.

Consolidated Income Statement

(Unaudited)

	DECEMBER 31	DECEMBER 31
	2006	2005
Interest Income:
Loans	$11,953,600	$9,561,100
Time deposits with other financial institutions	49,700	29,200
Investment securities	1,035,800	748,100
Federal funds sold	720,900	352,400
Total Interest Income	13,760,000	10,690,800

Interest Expense:
Interest-bearing transaction accounts	68,300	64,400
Savings and time deposit accounts	1,442,800	1,050,500
Time deposits in denominations of $100,000 or more	1,478,700	989,900
Notes payable and other	2,207,200	1,566,800
Total Interest Expense	5,197,000	3,671,600

Net interest income before provision for loan losses	8,563,000	7,019,200
Provision for loan losses	410,000	150,000
Net interest income, after provision for loan losses	8,153,000	6,869,200

Noninterest income:
Service charges on deposit accounts	547,400	563,800
Income from sales and servicing of Small Business
Administration loans	689,700	991,400
Gain on sale of Pacific Coast Bankers’ Bank Stock	1,313,400	—
Other income	4,626,700	2,806,800
Total Noninterest Income	7,177,200	4,362,000

Noninterest Expense:
Salaries and employee benefits	3,853,800	3,281,800
Occupancy and equipment	790,200	664,500
Professional fees	149,200	140,500
Data processing	322,400	355,800
Other general and administrative	3,511,200	3,369,900
Total noninterest expense	8,626,800	7,812,500

Income before tax	6,703,400	3,418,700
Income tax expense	2,866,200	1,489,400
Net Income	$3,837,200	$1,929,300

Earnings per common share
Basic	$2.31	$1.20
Diluted	$2.09	$1.00